Filed Pursuant to Rule 424(b)(3)
Registration Statement File Number 333-174845

PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated October 28, 2011 and Prospectus dated June 24, 2011)

Up to $15,000,000 of Common Stock

This prospectus supplement amends and supplements the prospectus supplement dated October 28, 2011, or the first prospectus supplement, and the accompanying prospectus dated June 24, 2011. This prospectus supplement should be read together with the first prospectus supplement and the accompanying prospectus, which are to be delivered with this prospectus supplement. This prospectus supplement amends only the cover page and the sections of the first prospectus supplement listed herein.

We have entered into an at-the-market sales agreement with BTIG, LLC, or BTIG, relating to shares of our common stock, $0.001 par value per share, offered by this prospectus supplement, the first prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $15.0 million from time to time through BTIG, acting as our sales agent.

Sales of our common stock, if any, under this prospectus supplement, the first prospectus supplement and the accompanying prospectus may be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, including sales made directly on the NASDAQ Capital Market, on any other existing trading market for our common stock or to or through a market maker. With our consent, BTIG may also sell our common stock by any other method permitted by law, including in privately negotiated transactions. BTIG will act as sales agent on a commercially reasonable efforts basis, consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of NASDAQ. There is no specific date on which the offering will end, there are no minimum sale requirements and there are no arrangements to place any of the proceeds of this offering in an escrow, trust or similar account.

Our common stock is listed on the NASDAQ Capital Market under the symbol “URRE.” The last reported sale price of our common stock on the NASDAQ Capital Market on January 15, 2014 was $3.67 per share. The aggregate market value of our outstanding common equity held by non-affiliates on January 15, 2014 was $48,251,138, based on 19,853,591 shares outstanding, of which 13,147,449 shares were held by non-affiliates. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

BTIG will be entitled to compensation at a fixed commission rate of 3.0% of the gross proceeds from the sale of our common stock pursuant to the sales agreement. In connection with the sale of the common stock on our behalf, BTIG may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of BTIG may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to BTIG against certain civil liabilities, including liabilities under the Securities Act.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-2 of the first prospectus supplement and the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, incorporated by reference in this prospectus supplement, to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the first prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 16, 2014

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the first prospectus supplement and the accompanying prospectus and any related free writing prospectus we prepare or authorize. Neither we nor BTIG has authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. Neither we nor BTIG are making an offer of our common stock in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the first prospectus supplement, the accompanying prospectus and the documents incorporated by reference is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates. Information in this prospectus supplement updates and modifies the information in the first prospectus supplement and the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission (the “Commission”) allows us to incorporate information into this prospectus supplement “by reference,” which means that we can disclose important information to you by referring you to another document that we file separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. These documents contain important information about the Company and its financial condition, business and results.

We are incorporating by reference the Company’s filings listed below and any additional documents that we may file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of the offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 18, 2013, as amended by the Form 10-K/A filed with the Commission on December 17, 2013;

•                  Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 10, 2013, as amended by the Form 10-Q/A filed with the Commission on December 17, 2013;

•                  Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the Commission on August 13, 2013, as amended by the Form 10-Q/A filed with the Commission on December 17, 2013;

•                  Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the Commission on October 28, 2013, as amended by the Form 10-Q/A filed with the Commission on December 17, 2013;

•                  Current Reports on Form 8-K, as filed with the Commission on January 3, 2013, January 7, 2013, January 16, 2013, January 17, 2013, January 22, 2013, January 28, 2013, February 7, 2013, February 19, 2013, March 4, 2013, March 7, 2013, March 18, 2013, April 17, 2013, May 21, 2013, June 7, 2013, June 14, 2013, July 18, 2013, August 2, 2013, August 9, 2013, November 19, 2013 (two filings), December 5, 2013, December 24, 2013, and December 30, 2013 (except that any portions thereof which are furnished and not filed shall not be deemed incorporated); and

•                  The description of our common stock contained in our Form 8-A filed on April 11, 2007, including any amendments or reports filed for the purpose of updating the description.

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We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered a copy of any and all of the documents referred to herein that are summarized in this prospectus supplement, the first prospectus supplement or the accompanying prospectus, if such person makes a written or oral request directed to:

Uranium Resources, Inc.
6950 South Potomac Street, Suite 300
Centennial, Colorado 80112
Attn: Corporate Secretary
(303) 531-0470

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